EXHIBIT 5




                                                              June 19, 2001



Redwood Empire Bancorp,
  111 Santa Rosa Avenue,
    Santa Rosa, CA 95404

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act") of 150,000 shares (the "Securities") of Common Stock, without par value, of Redwood Empire Bancorp, a California corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company's articles of incorporation and the Redwood Empire


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Redwood Empire Bancorp                                                     -2-



Bancorp 2001 Stock Option Plan, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of California and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                               Very truly yours,

                               /s/ SULLIVAN & CROMWELL